SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2007

DATAMEG CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-128060	133-134389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 South 1300 East, Suite 500 Salt Lake City, Utah		84106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 739-3945

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event. Acquisition Field Audits Completed.

Datameg Corporation is in the process of acquiring two Massachusetts corporations, Computer Ctr.Com, Inc. and American Marketing and Sales, Inc. Computer Ctr.Com’s primary business is IT solutions, custom manufactured computer equipment, computer network engineering and management, PC support and repair services, digital video surveillance, data recovery, and hard drive forensics services, and on an unaudited basis reported $1,300,000 in gross revenue in 2006. American Marketing’s primary business is marketing and selling food service products and caterware, and on an unaudited basis reported approximately $9,800,000 gross revenue in 2006. The field audits incident to the acquisition of these corporations were completed the week of October 7, 2007. The acquisition of each corporation is expected to close in Q4 2007.

About Datameg

Datameg Corporation (OTCBB: DTMG) is a holding company with subsidiaries in the technology industry. Datameg's wholly-owned subsidiaries Net Symphony and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). Computer Ctr.Com provides a wide range of technology solutions and is a strategic technology supplier to QoVox and Net Symphony. For more information on our subsidiaries, visit our web site at datameg.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datameg Corporation

Dated: October 31, 2007	By:	/s/ James Murphy
James Murphy, Chairman and Chief Executive Officer